UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 15, 2007

PANDA ETHANOL, INC.

(Exact name of registrant as specified in its charter)

000-50282

Commission File Number

Nevada	33-0986282
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification No.)

4100 Spring Valley, Suite 1002

Dallas, Texas 75244

(Address of principal executive offices, including Zip Code)

972.361.1200

Registrant’s telephone number, including area code:

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

As previously reported, on May 29, 2007, Panda Hereford Ethanol, L.P. (the “Borrower”), a wholly-owned indirect subsidiary of Panda Ethanol, Inc. (the “Company”), entered into a letter agreement (the “Waiver”) with Société Générale (the “Agent”). The Waiver provided a limited waiver of departures from certain certifications and requirements under that certain Financing Agreement, dated as of July 28, 2006, by and among the Borrower, the Agent and the lenders named therein (the “Financing Agreement”) and that certain Depositary and Disbursement Agreement, dated as of July 28, 2006, by and between Borrower and the Agent (the “Disbursement Agreement”). The Waiver was granted as a result of a May 2007 letter from Lurgi, Inc. (“Lurgi”), which notified the Company that Lurgi was behind in the construction schedule for the Hereford facility.

On June 15, 2007, the Company and the Agent entered into a First Amendment to Financing Agreement and Depositary and Disbursement Agreement (the “Amendment”). The Amendment sets forth a revised construction and draw schedule and construction budget acceptable to a majority of lenders under the Financing Agreement in consultation with the lenders’ independent engineer. In addition, the Amendment extends the deadline for substantial completion under the Financing Agreement and Disbursement Agreement from January 16, 2008 to March 28, 2008. This extension includes a cushion to the current projected date for substantial completion and does not affect the schedule, terms, liquidated damages and other provisions of the Company’s engineering, procurement and construction contract with Lurgi.

The foregoing description of the Amendment is a summary only and is qualified in its entirety by the terms of the Amendment, which is attached hereto as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits

10.1	First Amendment to Financing Agreement and Depositary and Disbursement Agreement, dated as of June 15, 2007, by and among Panda Hereford Ethanol, L.P., Société Générale and the lenders named therein

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: June 18, 2007

PANDA ETHANOL, INC.

	By:	/s/ Todd W. Carter
Todd W. Carter
Chief Executive Officer

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EXHIBIT INDEX

Exhibit No.	Description
10.1	First Amendment to Financing Agreement and Depositary and Disbursement Agreement, dated as of June 15, 2007, by and among Panda Hereford Ethanol, L.P., Société Générale and the lenders named therein

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